Exhibit 99.0

For Immediate Release	Contacts:

	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

Mattel Increases 2006 Annual Dividend 30 Percent

EL SEGUNDO, Calif., November 17, 2006 - Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has approved an increase in the company’s common stock annual dividend for 2006 to sixty-five cents per share. The previous annual dividend rate was fifty cents per share. The dividend is payable on December 15, 2006 to shareholders of record on December 1, 2006.

“By increasing the cash dividend for the fourth year in a row, the Mattel Board of Directors has demonstrated its commitment to returning excess funds to shareholders,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “The company plans to continue utilizing a disciplined and opportunistic decision-making process in the deployment of cash in an effort to generate value for our shareholders, as well as provide for continued financial flexibility in order to make additional value enhancing investments.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the decision-making process for deployment of cash, generating value for shareholders and continued financial flexibility to make additional value enhancing investments. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.